FS Energy & Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSEP Reports Second Quarter 2018 Financial Results

PHILADELPHIA, PA, August 14, 2018 – FS Energy and Power Fund (FSEP), a business development company (BDC) focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, announced its operating results for the quarter ended June 30, 2018. FSEP will hold a conference call to discuss these results at 9:30 a.m. (Eastern Time) on Thursday, August 16, 2018. Information for those interested in participating in the call can be found below.

Financial Highlights for the Quarter Ended June 30, 20181

•	Net investment income of $0.10 per share, compared to $0.14 per share for the quarter ended June 30, 2017
•	Net increase (decrease) in net assets resulting from operations of $0.20 per share, compared to $(0.34) per share for the quarter ended June 30, 2017

•

Paid regular cash distributions to shareholders totaling $0.125 per share

Portfolio Highlights as of June 30, 2018

•	Committed approximately $417.2 million to direct originations during the quarter ended June 30, 2018
•	The fair value of FSEP’s investments was approximately $3.4 billion
•	FSEP’s portfolio consisted of investments in 64 portfolio companies
•	Core investment strategies represented 89% of the portfolio by fair value, including 71% in direct originations and 18% in opportunistic investments. Broadly syndicated/other investments represented 11% of the portfolio by fair value[2]
•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 9.7%, compared to 10.2% as of June 30, 2017[3]
•	Five investments were on non-accrual as of June 30, 2018, representing 3.1% of the investment portfolio based on fair value[4]

Quarterly Shareholder Conference Call

FSEP will host a conference call at 9:30 a.m. (Eastern Time) on Thursday, August 16, 2018, to discuss its second quarter 2018 results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 424-8151 and using conference ID 8633758 approximately 10 minutes prior to the call.

A replay of the call will be available for a period of 30 days following the call by visiting FSEP’s web page at www.fsinvestments.com.

About FSEP

FSEP is a publicly registered, non-traded BDC sponsored by FS Investments. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately held U.S. companies in the energy and power industry. FSEP’s investment objectives are to generate current income and long-term capital appreciation. FSEP is advised by FS/EIG Advisor, LLC, or FS/EIG Advisor. Visit www.fsinvestments.com to learn more.

About FS/EIG Advisor

FS/EIG Advisor is a partnership between FS Investments and EIG Asset Management, LLC, or EIG, that serves as the investment adviser.

EIG specializes in private investments in energy and energy-related infrastructure on a global basis and has $22.4 billion under management as of March 31, 2018. Since 1982, EIG has been one of the leading providers of institutional capital to the global energy industry, providing financing solutions across the balance sheet for companies and projects in the oil and gas, midstream, infrastructure, power and renewables sectors globally. EIG has invested over $25 billion in more than 320 portfolio investments in 36 countries. EIG is headquartered in Washington, DC, with offices in Houston, London, Sydney, Rio de Janeiro, Hong Kong and Seoul. Visit www.eigpartners.com to learn more.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in Orlando, FL, New York, NY and Washington, DC. Visit www.fsinvestments.com to learn more.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSEP’s quarterly report on Form 10-Q for the quarter ended June 30, 2018, which FSEP filed with the U.S Securities and Exchange Commission (SEC) on August 14, 2018 as well as FSEP’s other reports filed with the SEC. A copy of FSEP’s quarterly report on Form 10-Q for the quarter ended June 30, 2018 and FSEP’s other reports filed with the SEC can be found under FSEP’s “Investments” page at www.fsinvestments.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSEP’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSEP’s distributions for a full year. FSEP intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on Form 1099-DIV.

The payment of future distributions on FSEP’s common shares is subject to the discretion of its board of trustees and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSEP may fund its cash distributions to shareholders from any sources of funds legally available to it, including expense reimbursements from FS Investments, as well as borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSEP has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSEP will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSEP. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSEP. The information contained in this announcement is summary information that is intended to be considered in the context of FSEP’s SEC filings and other public announcements that FSEP may make, by press release or otherwise, from time to time. FSEP undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSEP, or information about the market, as indicative of FSEP’s future results.

The per share data was derived by using the weighted average shares of FSEP’s common shares outstanding during the applicable period. Per share numbers may not sum due to rounding.

2

See FSEP’s quarterly report on Form 10-Q for the quarter ended June 30, 2018 for a description of FSEP’s investment strategies.

3

Gross portfolio yield, prior to leverage, represents the expected annualized yield to be generated on the income-producing assets in FSEP’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield, prior to leverage, does not represent an actual investment return to shareholders.

4

Interest income is recorded on an accrual basis. See FSEP’s quarterly report on Form 10-Q for the quarter ended June 30, 2018 for a description of FSEP’s revenue recognition policy.